Exhibit 99.1


                             [On Firecom Letterhead]


                                             FOR IMMEDIATE RELEASE


                                 Contact: Jeffrey Cohen, Vice President and Chief Financial Officer
                                             Firecom, Inc.
                                             718-899-6100


                 FIRECOM, INC. RECEIVES MANAGEMENT BUYOUT OFFER
                 ----------------------------------------------

Woodside, NY (24 January, 2001)


          Firecom, Inc. (Bulletin Board:FRCM) announced today receipt of a proposal from a management group led by Firecom, Inc.'s President and Chief Executive Officer, Paul Mendez, and including other principal shareholders of Firecom, to acquire for a cash price of $0.70 per share all outstanding shares of Firecom not already held by the group. The group currently holds 68.8% of all outstanding shares.

          The Board of Directors of Firecom has formed a special committee which has been granted authority to evaluate the terms of the proposal, conduct negotiations and make a recommendation to the Board of Directors. The proposal is subject to approval by Firecom's Board of Directors and shareholders.

          Firecom is headquartered in Woodside, New York, and is engaged in the design, manufacturing, marketing and service of a variety of applications in the fire alarm and life safety industries.